Exhibit 10.2.2
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
AND CONSENT
     THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND CONSENT (this “Amendment”) is made and entered into this 2nd day of October, 2006, by and among DELTA APPAREL, INC., a Georgia corporation (“Delta”), M.J. SOFFE CO., a North Carolina corporation (“Soffe”), JUNKFOOD CLOTHING COMPANY, a Georgia corporation (“JCC”; Delta, Soffe and JCC being hereinafter collectively called “Borrowers” and individually a “Borrower”), the Required Lenders (as defined in the Loan Agreement (defined below)), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as agent for Lenders (in such capacity, “Agent”).
Recitals:
     Borrowers are parties to a certain Second Amended and Restated Loan and Security Agreement dated August 22, 2005 (as at any time amended, restated, modified or supplemented, the “Loan Agreement”) with Agent and the various financial institutions party from time to time thereto (“Lenders”), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.
     Borrowers have advised Agent and Lenders of the proposed purchase by Delta of substantially all of the tangible and intangible assets of Fun-Tees, Inc., a North Carolina corporation (“Fun-Tees”), pursuant to the terms of that certain Asset Purchase Agreement dated August 17, 2006, between Delta and Fun-Tees (the “Fun-Tees Asset Purchase Agreement”) for an aggregate purchase price of approximately $20,000,000 (the “Fun-Tees Asset Acquisition”).
     Borrowers acknowledge that Section 9.10 of the Loan Agreement prohibits Borrowers from purchasing all or a substantial part of the assets or property of any person, subject to certain limited exceptions, none of which apply to the Fun-Tees Asset Acquisition. In light of the prohibition contained in Section 9.10 of the Loan Agreement, Borrowers have requested that Agent and the Required Lenders consent to the proposed Fun-Tees Asset Acquisition.
     The Lenders having acknowledged that this Amendment and the transactions consented to herein and contemplated hereby require, pursuant to the terms of the Loan Agreement, only the consent of the Required Lenders, (i) Agent and the Required Lenders have agreed to provide such consent, and (ii) the Borrowers, Agent and the Required Lenders have agreed to amend the Loan Agreement, in each case as set forth herein and subject to the terms and conditions contained herein, with the effectiveness of such consent and amendments to be binding, pursuant to the terms of the Loan Agreement, on all parties to the Loan Agreement, including all Lenders.
     NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

     2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
               (a) By adding the following new definitions to Section 1 of the Loan Agreement in proper alphabetical sequence:
     “Alternate Excess Availability” shall mean the amount, as determined by Agent, calculated at any time, equal to: (a) the Borrowing Base minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are more than sixty (60) days past due as of such time, plus (iii) the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of such time, but not yet sent.
     “First Amendment Date” shall mean October 2, 2006.
     “M&E Loan Amortization Amount” shall mean (A) $0 on any date prior to November 1, 2006, and (B) on or after November 1, 2006, the product of (i) $75,000 multiplied by (ii) the cumulative number of months that have elapsed as of such date since the First Amendment Date (a month being deemed to have elapsed on the first day of each calendar month, beginning on, and including, November 1, 2006).
     “RE Loan Amortization Amount” shall mean (A) $0 on any date prior to November 1, 2006, and (B) on or after November 1, 2006, the product of (i) $87,500 multiplied by (ii) the cumulative number of months that have elapsed as of such date since the First Amendment Date (a month being deemed to have elapsed on the first day of each calendar month, beginning on, and including, November 1, 2006).
     “Unfinanced Capital Expenditures” shall mean Capital Expenditures made and not financed with the proceeds of money borrowed.
               (b) By deleting the definitions of “Borrowing Base,” “Fixed Charges” and “Inventory Loan Limit” contained in Section 1 of the Loan Agreement and by substituting in lieu thereof the following new definitions:
               “Borrowing Base” shall mean, at any time, an amount equal:
                    (a) the sum of:
     (i) eighty-five percent (85%) of the Net Amount of the Eligible Accounts, plus
     (ii) the lesser of (1) the lesser of (A) eighty-five percent (85%) of the Amount Due From Factor on such date that is attributable to Factored Accounts that are not Client Risk Accounts or (B) $5,000,000, or (2) the lesser of (X) eighty-five percent (85%) of the Net Amount of Eligible Factored Accounts or (Y) $5,000,000, plus
     (iii) the lesser of:
(1)	the Inventory Loan Limit, or

(2)	the lesser of (A) sixty percent (60%) of the Value of Eligible Inventory consisting of finished goods, Borrowers’ raw materials consisting of raw cotton and yarn for such finished goods and finished yarn categorized as work-in-process; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus
(iv)	to the extent greater than zero, the lesser of:
(1)	(A)	the Fixed Asset Loan Limit, minus

	(B)	the M&E Loan Amortization Amount plus the RE Loan Amortization Amount, or

(2)	(A)	eighty-five percent (85%) of the appraised Net Orderly Liquidation Value of Eligible Equipment plus eighty percent (80%) of the appraised fair market value of the Eligible Real Property determined from time to time by a qualified appraiser acceptable to Agent (subject to the provisions of Section 7.4), minus

	(B)	the M&E Loan Amortization Amount plus the RE Loan Amortization Amount, plus
(v)	the result of:
(1)	the Tennessee Asset Loan Limit, minus

(2)	the Tennessee Asset Loan Amortization Amount, minus
(b)	the Reserves.
     “Fixed Charges” for any Person during any period shall mean the sum of, without duplication, (a) cash interest paid during such period, (b) all Unfinanced Capital Expenditures made during such period, (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to the Capital Leases (and without duplicating in items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases), (d) an amount equal to the product of: (i) $265,278 (which represents the aggregate monthly reduction of the Fixed Asset Loan Limit and the Tennessee Asset Loan Limit in effect under this Agreement prior to the First

Amendment Date) multiplied by the (ii) the cumulative number of months that elapsed during such period of determination prior to the First Amendment Date, (e) an amount equal to the product of: (i) $177,778 (which represents the aggregate monthly reduction of the Fixed Asset Loan Limit and the Tennessee Asset Loan Limit currently in effect under this Agreement) multiplied by the (ii) the cumulative number of months that elapsed during such period of determination following the First Amendment Date and (f) the amount of any taxes paid in cash, cash dividends to the equity holders of such Person, other distributions to equity holders of such Person, and redemptions with respect to the Capital Stock of such Person (including, but not limited to stock repurchases) during the period in question.
                    “Inventory Loan Limit” shall mean $50,000,000.
                    (c) By deleting the definition of “Fixed Asset Loan Amortization Amount” contained in Section 1 of the Loan Agreement in its entirety
                    (d) By deleting Section 4.3 of the the Loan Agreement in its entirety and by substituting the following in lieu thereof:
     4.3 Conditions Subsequent to All Loans and Letters of Credit. The obligation of Agent and Lenders to continue to make Loans and/or provide Letters of Credit to Borrowers is subject to the fulfillment, on or before the date appliable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):
                    (a) on or before November 15, 2006, Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, a duly executed amendment to the Mortgage covering Real Property located in Fayette County, Alabama (the “Alabama Mortgage”) which gives effect to the transactions contemplated by this Agreement;
                    (b) on or before November 15, 2006, Borrowers shall, if deemed necessary by Agent, deliver to Agent a mortgage tax order from the Alabama Department of Revenue with respect to recording taxes payable in connection with the recordation of the amendment to the Alabama Mortgage contemplated hereinabove; and
                    (c) on or before November 15, 2006, Borrowers shall deliver to Agent, in form and substance satisfactory to Agent, a valid, effective and fully paid endorsement to Agent’s mortgagee title insurance policy with respect to the Alabama Mortgage, which endorsement shall give effect to the transactions contemplated by this Agreement, shall “down-date” the effective date of the title insurance policy to which it relates and shall not have a specific survey exception.
                    (e) By deleting clause (a) of Section 6.3 of the the Loan Agreement and by substituting the following new clause (a) in lieu thereof:
                    (a) Borrowers shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers shall promptly deposit and direct their account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Agent as Agent may from time to time designate for such purpose (“Agent Payment Account”). Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrowers as Administrative Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Agent may notify the depository banks at which the Blocked Accounts are maintained that the Blocked Account Agreements are effective and may instruct such banks to transfer all funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, and, upon such notice, Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.
                    (f) By deleting clause (d) of Section 7.3 of the Loan Agreement and by substituting the following new clause (d) in lieu thereof:
                    (d) each Borrower shall, at its expense, at any time or times as Agent may request upon the occurrence or during the existence of an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders upon which Agent and Lenders are expressly permitted to rely;
                    (g) By deleting clause (a) of Section 7.4 of the Loan Agreement and by substituting the following new clause (a) in lieu thereof:
                    (a) each Borrower shall, at its expense, at any time or times as Agent may request upon the occurrence or during the existence of an Event of Default, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely;
                    (h) By adding the following new clause (f) to Section 9.6 of the the Loan Agreement in proper sequence:

                    (f) At any time or times that, pursuant to the terms of Section 9.21 hereof, the Fixed Charge Coverage Ratio is not in effect, Borrowers shall, for informational purposes only, no later than forty-five (45) days following the last day of each fiscal quarter of Borrowers, report Borrowers’ calculation of the Fixed Charge Coverage Ratio for the four (4) fiscal quarter period most recently ended.
                    (i) By adding the following new clause (f) to Section 9.9 of the the Loan Agreement in proper sequence:
                    (f) Indebtedness incurred by the Honduras Subsidiaries during the period from the First Amendment Date through the second anniversary thereof with respect to the purchase of certain Equipment for use in the operations of the Honduras Subsidiaries, in an aggregate principal amount not to exceed $15,000,000.
                    (j) By deleting clauses (b) and (c) of Section 9.11 of the Loan Agreement and by substituting the following new clauses (b) and (c) in lieu thereof:
                    (b) such Borrower may pay cash dividends or distributions from funds legally available therefor to its shareholders from time to time in amounts such that the aggregate amount paid to its shareholders since May 16, 2000 does not exceed twenty-five percent (25%) of such Borrower’s cumulative Net Income for the period from May 16, 2000 through the date of determination, provided, that, (i) Agent shall have received at least ten (10) days prior to any payment thereof, a certificate signed by such Borrower’s chief financial officer (A) setting forth such Borrower’s Net Income for the applicable period and (B) certifying that such dividend or distribution is not in violation of applicable law or any other agreement to which such Borrower is a party or by which it is bound and (ii) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist.
                    (c) Reserved.
                    (k) By deleting Section 9.21 of the Loan Agreement in its entirety and by substituting the following in lieu thereof:
                    9.21 Fixed Charge Coverage Ratio. If at any time during any month, Alternate Excess Availability as determined by Agent is less than $7,500,000, Borrowers shall not, as of the end of such month, permit the Fixed Charge Coverage Ratio for the twelve (12) month period most recently ended to be less than 1.15 to 1.0.
                    (l) By deleting clause (a) of Section 13.1 of the Loan Agreement and by substituting the following new clause (a) in lieu thereof:
                    (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on August 22, 2008, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of the Financing Agreements, Borrowers shall pay to Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees actually incurred and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 12:00 noon, Atlanta, Georgia time.
          3. Consent to Fun-Tees Asset Acquisition. Subject to the terms and conditions contained herein, Agent and the Required Lenders hereby consent to the Fun-Tees Asset Acquisition, and hereby agree to permit the Loans made under the Loan Agreement to be used to pay the cash portion of the purchase price under the Fun-Tees Asset Purchase Agreement.
          4. Additional Covenants and Agreements. To induce Agent and the Required Lenders to enter into this Amendment and to consent to the Fun-Tees Asset Acquisition under the terms and conditions provided herein, each Borrower covenants and agrees that Agent shall be permitted to conduct the due diligence which Agent, in the exercise of its reasonable credit judgment, requires with respect to Fun-Tees and the Fun-Tees Asset Acquisition (including, without limitation, a field examination of Fun-Tees’ books, records and collateral, which shall be completed no later than sixty (60) days after the consummation of the Fun-Tees Asset Acquisition, and the results of which shall be satisfactory to Agent in its sole discretion), all of which due diligence shall be conducted at Borrowers’ sole cost and expense.
          5. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Financing Agreements and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Financing Agreements.
          6. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Loan Agreement and the other Financing Agreements executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Loans on and as of October 2, 2006, totaled $49,014,519.
          7. Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and the Required Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by Borrower; the aggregate value of Borrowers’ Equipment on the date hereof is equal to or greater than the aggregate value of Borrowers’ Equipment on August 22, 2005; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof.
          8. Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

          9. Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
          10. Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof and the consent to the Fun-Tees Asset Acquisition contained in Section 3 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:
                    (a) Agent shall have received from Borrowers true, accurate and complete copies of the Fun-Tees Asset Purchase Agreement and all other documents, agreements or instruments related to the Fun-Tees Asset Acquisition (the “Fun-Tees Purchase Documents”), each in form and substance satisfactory to Agent in its sole discretion and assurances satisfactory to Agent that the Fun-Tees Asset Acquisition will be consummated in accordance with their terms;
                    (b) Any and all changes to the corporate, capital and ownership structures of any Obligor resulting from the transactions contemplated by the Fun-Tees Purchase Documents must be acceptable to Agent in its sole discretion;
                    (c) Borrowers shall have obtained all government, shareholder and third-party consents deemed necessary or appropriate by Agent, or as otherwise required by the Fun-Tees Purchase Documents;
                    (d) Agent shall have received (i) complete lien and other search results with respect to Fun-Tees and (ii) evidence satisfactory to Agent, in its sole discretion, that, after giving effect to the transactions contemplated by the Fun-Tees Purchase Documents, Agent will have, for itself and the ratable benefit of Lenders, a perfected, first priority security interest in and lien upon all assets acquired by Delta from Fun-Tees pursuant to the Fun-Tees Purchase Documents.
                    (e) Agent shall have received duly executed counterparts of each of the following documents, instruments, and agreements, each in the form provided by Agent, as well as any other documents, instruments or agreements requested by Agent:
                    (i) a First Amendment to Amended and Restated Trademark Security Agreement, pursuant to which Agent shall be granted a first priority security interest in, and lien upon, all trademarks acquired by Delta pursuant to the Fun-Tees Acquisition;
                    (ii) a First Amendment to Amended and Restated Pledge Agreement, pursuant to which Delta shall pledge to Agent (A) all of the issued and outstanding equity interests in the domestic Subsidiaries of Fun-Tees and (B) sixty-five percent (65%) of the total issued and outstanding equity interests in the foreign Subsidiaries of Fun-Tees acquired by Delta pursuant to the Fun-Tees Acquisition (such equity interests shall be collectively referred to as the “Acquired Equity Interests”);
                    (iii) Stock Powers, duly executed in blank, with respect to all stock certificates evidencing the Acquired Equity Interests (to be accompanied by receipt of all original stock certificates evidencing such Acquired Equity Interests pursuant to escrow arrangements acceptable to Agent);

                    (iv) a Collateral Assignment of Rights and Sums Due Under Asset Purchase Agreement, executed by Delta and acknowledged by Fun-Tees, pursuant to which Delta shall collaterally assign to Agent all rights and sums due from Fun-Tees under the Fun-Tees Purchase Documents; and
                    (v) a Certificate of Solvency, pursuant to which Borrowers shall certify on a pro forma basis that, after giving effect to the Fun-Tees Asset Acquisition, each Borrower will be Solvent;
                    (vi) a Landlord Waiver, executed by Fun-Tees, Delta and Agent, with respect to the premises of Fun-Tees located at 245 Manor Avenue, Concord, North Carolina 28026;
                    (vii) a Processor Agreement, executed by Fun-Tees, Delta and Agent, covering all Inventory of Borrowers with respect to which Fun-Tees will be performing dyeing and other finishing work on behalf of Borrowers;
                    (viii) Secretary’s Certificate of Board of Director Resolutions from each Borrower; and
                    (ix) opinion letters from each of Borrowers’ legal counsel and Fun-Tees’ legal counsel containing such opinions and reliance language in favor of Agent and Lenders as Agent may deem necessary or desirable.
                    (f) No material adverse change shall have occurred with respect to the assets, liabilities, business, condition (financial or otherwise), business prospects or results of operations of any Borrower since July 1, 2006, or of Fun-Tees since December 31, 2005;
                    (g) Agent shall have received such historic financial statements, pro forma financial statements and projections with respect to Borrowers and Fun-Tees as Agent deems appropriate, in each instance in form and substance acceptable to Agent;
                    (h) Agent shall have received from Borrowers a duly executed counterpart of this Amendment from each of the parties hereto; and
                    (i) No Default or Event of Default shall exist at the time of the Fun-Tees Asset Acquisition and after giving effect thereto.
          11. Expenses of Agent. Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Financing Agreements executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
          12. Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent and the Required Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.
          13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          14. No Novation, etc.. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Financing Agreements, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
          15. Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.
          16. Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
          17. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
          18. Release of Claims. To induce Agent and the Required Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Financing Agreements or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.
          19. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.
BORROWERS:

ATTEST:	DELTA APPAREL, INC.

By:

Secretary		Name:
[CORPORATE SEAL]		Title:

ATTEST:	M.J. SOFFE CO.

By:

Secretary		Name:
[CORPORATE SEAL]		Title:

ATTEST:	JUNKFOOD CLOTHING COMPANY

By:

Secretary		Name:
[CORPORATE SEAL]		Title:
[Signatures continued on following page.]

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:

Name:
Title:
[Signatures continued on following page.]

REQUIRED LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:
Title:
[Signatures continued on following page.]

SIEMENS FINANCIAL SERVICES, as a Lender

By:

Name:
Title:
[Signatures continued on following page.]

IDB BANK, as a Lender

By:

Name:
Title: